EXHIBIT 10k1








                     [Letterhead of American Brands, Inc.]



                                January 23, 1996



Eugene R. Anderson, Esq.
Anderson Kill Olick & Oshinsky, P.C.
1251 Avenue of the Americas
New York, New York  10020-1182


Dear Mr. Anderson:

          Reference is made to the letter agreements dated July 31, 1984 and February 29, 1990 and your instructions to us in respect of the arrangement pursuant to which payment is deferred of fees to which you are or may become entitled as a director of American Brands, Inc. (the "Company"), including fees for service on any Committee of the Board of Directors of the Company. In order to reflect our existing understanding in a single document, your deferral arrangements are being set forth herein.

          Commencing April 1, 1983, we have deferred paying to you any fees to which you have been entitled as a Director of the Company, including fees for service on any Committee of the Board of Directors of the Company, and pursuant to which we will continue to defer payment to you of any such fees to which you may be entitled in the future until the January next following the earlier of
(i) the calendar year in which you cease to be a member of the Board of Directors of the Company, (ii) the calendar year of your death, or (iii) a Change in Control of the Company, as set forth below.

          Interest on deferred fees will be paid at the time of payment of such fees. Interest will be accrued each quarter on deferred fees and interest already earned at the start of such quarter at a rate equal to the average rate of the final auction of the prior quarter for the sale of 13-week U.S. Government bills, rounded up to the next highest .05%. Interest will be calculated on the basis of actual days over a 360 day year and will be credited as of the end of each quarter.



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Eugene R. Anderson, Esq.                2                       January 23, 1996

          In the event of a Change in Control of the Company within the meaning of this paragraph, deferred fees and any interest accrued thereon as provided above shall become immediately payable in full. For purposes of this paragraph, a "Change in Control" of the Company shall be deemed to have occurred if (A) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on January 30, 1990) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on January 30, 1990) of stock of the Company entitled to cast more than 20% of the votes at the time entitled to be cast generally for the election of directors, (B) more than 50% of the members of the Board of Directors shall not be Continuing Directors (which term, as used herein, means the directors of the Company (1) who are members of the Board of Directors on January 30, 1990 or
(2) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board of Directors, or whose election or nomination for election by the Company's stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board of Directors), (C) the Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity and, as a result thereof, either (I) the stockholders of the Company immediately prior thereto shall not directly or indirectly have at least 50% or more of the combined voting power of the surviving, resulting or transferee corporation or entity immediately thereafter or (II) any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act, as in effect on January 30, 1990) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on January 30, 1990) of more than 20% of the combined voting power of the surviving resulting or transferee corporation or entity, or (D) any Change in Control of the Company shall have occurred of a nature that would be required to be reported in response to Item 1(a) of Form 8-K promulgated under the Exchange Act as in effect on January 30, 1990, regardless of whether the Company is at the time of such Change in Control subject to the reporting requirement thereof. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if an acquisition of stock that would otherwise constitute a Change in Control pursuant to clause (A) or (D) of the preceding sentence is made by the Company or a subsidiary thereof, by any corporation in a merger or consolidation that does not constitute a Change in Control pursuant to clause (C) of the preceding sentence or by any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary thereof.

Eugene R. Anderson, Esq.                3                       January 23, 1996

          Please confirm that the foregoing accurately expresses our existing agreement by signing the enclosed copy of this letter in the space indicated thereon and returning it to us.

                                             Very truly yours,

                                                 Louis F. Fernous, Jr.
                                             ----------------------------
                                             Louis F. Fernous, Jr.
                                             Vice President and Secretary


Confirmed and agreed as of January 23, 1996:

     Eugene R. Anderson
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Eugene R. Anderson